UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20
SCHEDULE13G
Under the Securities Exchange Act of 1934 (Amendment No.)*
SenesTech Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
80720R208
(CUSIP Number)
December 31, 2022
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
XRule 13d-l(b)
* Rule 13d-l(c)
* Rule 13d-l(d)
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
CUSIP No.80720R208
1
NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
Sandpiper Capital Llc
26-3343517

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
1.
2. X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
500 E Plume St #109
Norfolk, VA 23510
NUMBER OF SHARES
5
SOLE VOTING POWER
0
BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
0
8
SHARED DISPOSITIVE POWER
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0%
12
TYPE OF REPORTING PERSON
IA

Item 1.
1. Name of Issuer
SenesTech Inc.
2. Address of Issuer's Principal Executive Offices
23460 N. 19th Avenue, Suite 110
Phoenix, AZ 85027
Item 2.
1. Name of Person Filing
Sandpiper Capital Llc
2. Address of Principal Business Office
500 E Plume St #109
Norfolk, VA 23510
3. Citizenship
Virginia
4. Title of Class of Securities
Common Stock
5. CUSIP Number
80720R208
Item 3. If this statement is filed pursuant to 240.13d-l(b) or 240.13d-2(b) or
(c),check whether the person filing is a (e) An investment adviser in accordance with 240. l 3d- l (b)(1)(ii)(E)
Item 4. Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
1. Amount beneficially owned:0
2. Percent of class:0%
3. Number of shares as to which the person has:
1. Sole power to vote or to direct the vote 0
2. Shared power to vote or to direct the vote 0
3. Sole power to dispose or to direct the disposition of 0
4. Shared power to dispose or to direct the disposition of 0
Item 5. Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following(x)
Item 6. Ownership of More than Five Percent on Behalf of Another Person.
Not applicable
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable
Item 8. Identification and Classification of Members of the Group
Not applicable
Item 9. Notice of Dissolution of Group
Not applicable
Item 10. Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. Dated January 5, 2023
Signature Tom Lukic
Managing Member